Exhibit 10.1

EXCHANGE AND AMENDMENT AGREEMENT

This Exchange and Amendment Agreement (this “Agreement”), by and between Actelis Networks, Inc., a Delaware corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor”), is entered into as of July 1, 2026.

RECITALS

WHEREAS, the Company and the Investor entered into to that certain Common Stock Purchase Agreement, dated as of September 27, 2025 (the “CSPA”) pursuant to which the Investor agreed to purchase up to Thirty Million Dollars ($30,000,000) of the Company’s Common Stock on the terms and conditions set forth therein. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the CSPA.

WHEREAS, the CPSA provides for (i) the issuance of Commitment Shares pursuant to Section 6.4, subject to increase in the event of the Company’s delisting from an Eligible Market as set forth in Section 6.1 (the “Delisting Fee Provision”), and (ii) a purchase price mechanism during periods in which the Common Stock is not listed on an Eligible Market, as set forth in Section 7.2(f).

WHEREAS, the parties desire to (i) exchange the Investor’s right to acquire Commitment Shares for new Exchange Securities (as defined below), and (i) amend certain provisions of the CSPA.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Exchange of Securities.

1.1. Exchange of Securities. In reliance upon the representations and warranties of the Company and the Investor contained herein, and subject to the terms and conditions set forth herein, the Investor agrees to sell, assign, transfer, and deliver to the Company, and the Company agrees to acquire from the Investor, the Investor’s right to receive the Commitment Shares pursuant to Section 6.4 of the CSPA (and any increase in the amount of the Commitment Shares pursuant to the Delisting Fee Provision), in exchange for the following:

1.1.1. 3,000,000 shares of Common Stock of the Company (the “Amended Commitment Shares”);

1.1.2. 3,850,000 pre-funded warrants, each exercisable for one share of Common Stock (the “Commitment Pre-Funded Warrants”), as set forth in in the form of Exhibit A; and

1.1.3. 3,000,000 common stock purchase warrants (the “Commitment Warrants”) as set forth in in the form of Exhibit B.

1.2. Deliveries by Company. Concurrently with the execution of this Agreement, or as soon thereafter as practicable, the Company will deliver the Amended Commitment Shares, the Commitment Pre-Funded Warrants, and the Commitment Warrants (collectively, the “Exchange Securities”) to the Investor.

1.3. Agreement by Investor Relating to Commitment Shares. The Investor agrees that, as a result of the exchange of securities pursuant to this Section 1, the Investor shall have no further rights under, and Company shall have no further obligations under, the Delisting Fee Provision and Section 6.4 of the CSPA. From time to time after the date hereof, and without further consideration, Investor will execute and deliver such other instruments of transfer and take such other actions as the Company may reasonably request in order to facilitate the transfer to the Company of the rights intended to be transferred hereunder.

1.4. Irrevocable Transfer Agent Instructions. Concurrently with the execution of this Agreement, or as soon thereafter as practicable, the parties shall prepare and execute irrevocable transfer agent instructions (the “Instruction Letter”), which shall include the Amended Commitment Shares, the shares issuable upon exercise of the Commitment Pre-Funded Warrants, and the shares issuable upon exercise of the Commitment Warrants, in form and substance satisfactory to the Investor, and such Instruction Letter shall be acknowledged in writing by the Company’s Transfer Agent.

1.5. Exchange Securities Fully Earned. The Exchange Securities are not contingent upon any further conditions (other than with respect to the exercisability of Commitment Pre-Funded Warrants and the Commitment Warrants, which become exercisable in accordance with their respective terms), including the delivery of any Purchase Notice, the filing or effectiveness of any Registration Statement, or the continued effectiveness of the CSPA. The Commitment Pre-Funded Warrants and the Commitment Warrants have each been duly authorized by the Company and, when duly executed and delivered by the Company, will each constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding at law or in equity.

1.6. Company Representations and Warranties. The Company represents and warrants that the following statements are true and correct in all material respects as of the date hereof, except as expressly qualified or modified herein.

1.6.1. The Company is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its certificate of incorporation, bylaws, or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has one subsidiary, as disclosed in the SEC Documents.

1.6.2. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or shareholders is required. The Transaction Documents have been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

1.6.3. As of the date hereof, the Company is authorized to issue a maximum of 30,000,000 shares of Common Stock, of which there are 25,836,000 shares of Common Stock issued and outstanding as of the date hereof. Except as set forth in the SEC Documents, the Company has not issued any capital stock, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date hereof. Except as set forth in the SEC Documents, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as set forth in the SEC Documents, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

1.6.4. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act.

1.6.5. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

1.6.6. The Amended Commitment Shares, the shares issuable upon exercise of the Commitment Pre-Funded Warrants, and the shares issuable upon exercise of the Commitment Warrants, when issued and delivered in accordance with the terms thereof for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under applicable federal and state securities laws, will be free of all other liens and adverse claims.

1.6.7. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchase Notice Shares, do not and will not: (a) result in a violation of the Company’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (other than any SEC or state securities filings that may be required to be made by the Company in connection with the issuance of Purchase Notice Shares or subsequent to any Closing or any registration statement that may be filed pursuant hereto, which, in each case, have been made or will be made in a timely manner); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

1.6.8. No event has occurred that would have a Material Adverse Effect on the Company that has not been disclosed in subsequent SEC Documents.

1.6.9. Except as disclosed in the SEC Documents and the Disclosure Schedule, there are no material actions, suits, investigations, inquiries (including, without limitation, SEC inquiries, FINRA inquiries, or inquiries of the Principal Market) or similar proceedings (however any governmental agency may name them) pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect. No judgment, order, writ, injunction, or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.

1.6.10. Except as set forth in the SEC Documents, no Person (other than the Investor) has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

1.6.11. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, or (ii) an “affiliate” (as defined in Rule 144) of the Company. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Purchase Notice Shares. The Company further acknowledges that the Investor is not acting as a dealer of the Company’s Common Stock (or any other securities of the Company). The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

1.6.12. Neither the Company, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities act) in connection with the offer or sale of the Securities (including the Exchange Securities).

1.6.13. Except as set forth on the Disclosure Schedule, none of the Company, its affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings for purposes of any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, but excluding shareholder consents required to authorize and issue the Securities or waive any anti-dilution provisions in connection therewith.

1.6.14. The Company is not aware of any other Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Investor in connection with the sale of any Regulation D Securities.

2. Amendments to Definitions. The following definitions in Section 1.1 of the CSPA are hereby amended and restated in their entirety as follows:

2.1 “Rapid Purchase Price Option 1” shall mean (a) ninety-seven percent (97.0%) multiplied by the lowest traded price of the Common Stock on Rapid Purchase Notice Date, minus (b) $0.005 (provided that, notwithstanding anything in the Agreement to the contrary, if the Company, at any time, combines (by any reverse stock split, stock dividend, stock combination, recapitalization, or other similar transaction) one or more classes of its outstanding Common Stock into a smaller number of shares, the $0.005 amount shall not be proportionately increased or otherwise adjusted).

2.2 “Rapid Purchase Price Option 2” shall mean (a) ninety-seven percent (97.0%) multiplied by the lowest traded price of the Common Stock two hours following the written confirmation of the acceptance of the Rapid Purchase Notice by Investor, minus (b) $0.005 (provided that, notwithstanding anything in the Agreement to the contrary, if the Company, at any time, combines (by any reverse stock split, stock dividend, stock combination, recapitalization, or other similar transaction) one or more classes of its outstanding Common Stock into a smaller number of shares, the $0.005 amount shall not be proportionately increased or otherwise adjusted).

2.3 “Regular Purchase Price” shall mean (a) (i) ninety-seven percent (97.0%) multiplied by the lower of (i) the lowest daily VWAP of the Common Stock during the Regular Purchase Valuation Period or (ii) the closing price of Common Stock one Business Day prior to the delivery of the applicable Regular Purchase Notice, minus (b) $0.005 (provided that, notwithstanding anything in the Agreement to the contrary, if the Company, at any time, combines (by any reverse stock split, stock dividend, stock combination, recapitalization, or other similar transaction) one or more classes of its outstanding Common Stock into a smaller number of shares, the $0.005 amount shall not be proportionately increased or otherwise adjusted).

3. Amendment to Section 6.1. Section 6.1 is hereby amended and restated in its entirety as follows:

“Section 6.1 LISTING OF COMMON STOCK. The Company shall use commercially reasonable efforts to list its Common Stock on an Eligible Market during the Commitment Period. If the Company is successful in listing its Common Stock on an Eligible Market, the Company shall use its commercially reasonable efforts to continue the listing or quotation and trading of the Common Stock on such Eligible Market (including, without limitation, maintaining sufficient net tangible assets, if required) and will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing, and other obligations under the bylaws or rules of such Eligible Market.”

4. Amendment to No Suspension Condition. Section 7.2(f) of the CSPA is hereby amended and restated in its entirety as follows:

“(f) NO SUSPENSION OF TRADING IN COMMON STOCK. The trading of the Common Stock shall not have been suspended by the SEC or otherwise halted for any reason. In the event of a suspension or halting for any reason, of the trading of the Common Stock during an active Purchase Notice, as contemplated by this Section 7.2(f), the Investor shall purchase the Purchase Notice Shares in the respective Purchase Notice at a value equal to $0.0001 per share of Common Stock. For the avoidance of doubt, the Company’s failure to list on an Eligible Market will not entitle the Investor to any rights under this Section 7.2(f).”

5. Amendment to Beneficial Ownership Limitation. Section 7.2(g) of the CSPA is hereby amended and restated in its entirety as follows:

“(g) BENEFICIAL OWNERSHIP LIMITATION. The number of Purchase Notice Shares then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 13 of the Exchange Act. For purposes of this Section 7.2(g), in the event that the amount of Common Stock outstanding is greater or lesser on a date of a Closing (a “Closing Date”) than on the date upon which the Purchase Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such issuance of a Purchase Notice shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement, would own more than the Beneficial Ownership Limitation following a purchase on any such Closing Date. In the event the Investor claims that compliance with a Purchase Notice would result in the Investor owning more than the Beneficial Ownership Limitation, upon request of the Company the Investor will provide the Company with evidence of the Investor’s then existing shares beneficially or deemed beneficially owned. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately prior to the issuance of shares of Common Stock issuable pursuant to a Purchase Notice. To the extent that the Beneficial Ownership Limitation is exceeded, the number of shares of Common Stock issuable to the Investor shall be reduced so it does not exceed the Beneficial Ownership Limitation.”

6. Prohibition on Delivery of Purchase Notices. From the date hereof until the later of (a) thirty (30) days after such date and (b) the date on which the Registration Statement is declared effective by the SEC, the Company shall not, without the prior written consent of Investor, deliver any Purchase Notices to the Investor under the CSPA.

7. Registration Statement. The Company shall, within two (2) Business Days of the date hereof, file with the SEC a post-effective amendment to the Company’s registration statement on Form S-1 (No. 333-290758) to de-register the unsold securities issuable under the CSPA which were registered under such registration statement. The Company shall thereafter file with the SEC, within ten (10) Business Days after the date hereof, a new Registration Statement on Form S-1 (the “Registration Statement”) in compliance with the terms of the Registration Rights Agreement, covering only the resale by the Investor of the Exchange Securities and 6,000,000 shares of the Company’s Common Stock to cover the delivery of Purchase Notices under the CSPA, by the Investor; provided, however, that this deadline shall be tolled by one Business Day for each Business Day that the SEC is closed due to a shutdown of the United States government. The Registration Statement shall relate to the transactions contemplated by, and describing the material terms and conditions of, this Agreement and disclosing all information relating to the transactions contemplated hereby required to be disclosed in the Registration Statement and the prospectus supplement as of the date of the Registration Statement, including, without limitation, information required to be disclosed in the section captioned “Plan of Distribution” in the Registration Statement. The Company shall permit the Investor to review and comment upon the Registration Statement within a reasonable time prior to their filing with the SEC, the Company shall give reasonable consideration to all such comments, and the Company shall not file the Current Report or the Registration Statement with the SEC in a form to which the Investor reasonably objects. The Investor shall furnish to the Company such information regarding itself, the Company’s securities beneficially owned by the Investor and the intended method of distribution thereof, including any arrangement between the Investor and any other person or relating to the sale or distribution of the Company’s securities, as shall be reasonably requested by the Company in connection with the preparation and filing of the Current Report and the Registration Statement, and shall otherwise cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Current Report and the Registration Statement with the SEC. The Company shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any pre-existing registration statement filed or any new registration statement or prospectus which is a part of the foregoing. The Company shall promptly give the Investor notice of any event (including the passage of time) which makes the final prospectus not to be in compliance with Section 5(b) or 10 of the Securities Act and shall use its commercially reasonable efforts thereafter to file with the SEC any Post-Effective Amendment to the Registration Statement, amended prospectus or prospectus supplement in order to comply with Section 5(b) or 10 of the Securities Act.

8. Confirmation of Agreement. Except as expressly amended by this Agreement, the CSPA shall remain in full force and effect and is hereby ratified and confirmed. All references to the CSPA in any Transaction Document shall hereafter refer to the CSPA as amended by this Agreement.

9. Miscellaneous.

9.1. This Agreement shall constitute a “Transaction Document” as defined in the CSPA.

9.2. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic means shall be equally effective as delivery of an original executed counterpart.

9.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ACTELIS NETWORKS, INC.

By:
Name:	Tuvia Barlev
Title:	Chief Executive Officer

WHITE LION CAPITAL LLC

By:
Name:	Nathan Yee
Title:	Managing Director

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